Exhibit 8.1
Bass, Berry & Sims plc
Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY
AmSouth Center
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
_____________, 2007
Pinnacle Financial Partners, Inc.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
Mid-America Bancshares, Inc.
2019 Richard Jones Road
Nashville, Tennessee 37215

Re:	Federal income tax consequences of merger of Mid-America Bancshares, Inc. with and into Pinnacle Financial Partners, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), in connection with the proposed merger (the “Merger”) of Mid-America Bancshares, Inc., a Tennessee corporation (“Mid-America”) with and into Pinnacle with Pinnacle surviving as defined and described in the Agreement and Plan of Merger dated as of August 15, 2007 (the “Merger Agreement”), by and between Pinnacle and Mid-America.
     We are rendering our opinion at your request pursuant to Section 7.1(f) of the Merger Agreement, and we understand that delivery of this opinion will satisfy the condition precedent to the consummation of the Merger described therein. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (iii) the joint proxy statement of Pinnacle and Mid-America and the prospectus of Pinnacle (the “Proxy Statement/Prospectus”) relating to the Registration Statement, (iv) the representation letters of Pinnacle and Mid-America delivered to us for purposes of this opinion (the “Representation Letters”), and (v) such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below.

www.bassberry.com

_________, 2007

     For purposes of this opinion, we have assumed, with your permission, that (i) the documents and corporate records that we have examined and the facts and representations concerning the parties and/or the Merger that are contained in the Merger Agreement or that have come to our attention during our engagement are valid, accurate and complete, (ii) the Merger will be consummated in the manner described in the Merger Agreement, (iii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete, (iv) the factual representations made by the Company and Mid-America in the Representation Letters are accurate and complete, and (v) any factual representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, the Company or Mid-America or similarly qualified are accurate and complete without such qualification. We also have assumed that the parties have complied with, and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. There can be no assurances that the opinion stated below will be accepted by the IRS or, if challenged, by a court.
     Based upon and subject to the foregoing, it is our opinion that:
(i)	the merger will constitute a reorganization under Section 368(a) of the Code, and Pinnacle and Mid-America will each be a party to the reorganization;

(ii)	no gain or loss will be recognized by Pinnacle or Mid-America as a result of the Merger; and

(iii)	no gain or loss will be recognized by shareholders of Mid-America who exchange their Mid-America Common Stock solely for Pinnacle Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Pinnacle Common Stock).
     The foregoing opinion does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth herein. No opinion is to be inferred or implied beyond the matters expressly so stated. No opinion is expressed as to any transaction other than the Merger (whether or not undertaken in connection with the Merger) or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and

_________, 2007

without waiver or breach of any material provision thereof or if all of the statements, representations, warranties and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement in connection with our rendering this opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very Truly Yours,